October 6, 1995



  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C.  20549

       Re:  1888 Limited Partnership:  Statement on Schedule 13D

  Ladies and Gentlemen:

       In accordance with Regulation 13d-1(a) and Regulation S-T promulgated by the Securities and Exchange commission, we are hereby filing electronically on behalf of 1888 Limited Partnership (the "Reporting Person") a Statement on Schedule 13D regarding the Reporting Person's beneficial ownership of the common stock, $.10 par value per share of the filing fee of $100.00 required pursuant to Rule 13d-7 has been wired to the First of Michigan Capital Corporation SEC's account at Mellon Bank.

                                     Very truly yours,



                                     John E. Deitelbaum

  JED/fld

  cc:  William H. Cuddy, Esq.
       Louis C. Baker
       Craig P. Baker



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